Exhibit 3.3

OPERATING AGREEMENT

OF

MARINA DISTRICT DEVELOPMENT COMPANY, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of the 13 day of December, 2000 (the “Effective Date”), by and between MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company (the “Company”); and MARINA DISTRICT DEVELOPMENT HOLDING CO., LLC, a New Jersey limited liability company and the sole member of the Company (“Holding”) (the Company and Holding, sometimes each, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties wish to set forth certain terms and conditions surrounding the operation of the Company;

NOW, THEREFORE, in consideration of the foregoing, The mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the Parties, intending to be legally bound by this Agreement, agree as follows:

SECTION 1

FORMATION

1.01 Formation. The Parties hereby ratify, approve and confirm the formation of the Company on November 21, 2000 (the “Formation Date”) as a New Jersey limited liability company by the filing of the Certificate of Formation with the New Jersey State Treasurer. The Company shall, at all times, conduct business as a limited liability company pursuant to the terms of this Agreement, New Jersey’s Limited Liability Company Act, N.J.S.A. 42-2B-1 et seq. (the “Act”), and the provisions of all applicable law. The term of the Company commenced as of the Formation Date and shall continue until dissolved in accordance with Section 7 below.

1.02 Name. The business and affairs of the Company shall be conducted under the name MARINA DISTRICT DEVELOPMENT COMPANY, LLC, or under such other name or names as Holding may determine, and such name or names shall be used at all times in connection with the business and affairs of the Company.

1.03 Registered Office and Registered Agent. The Company’s initial registered office shall be at CitiCenter Building, Suite 500,1300 Atlantic Avenue, Atlantic City, New Jersey 07401-7277, and the name of its initial registered agent at such address shall be Jack Plackter, Esq. The registered office and registered agent of the Company may be changed from time to time by Holding by filing the address of the new registered office and/or the name of the new registered agent with the New Jersey State Treasurer pursuant to the Act.

1.04 Principal Place of Business. The principal place of business of the company shall be at 8025 Black Horse Pike, Suite 200, West Atlantic City, New Jersey 08232.

1.05. Filing of Other Certificates. In addition to the Certificate of Formation, Holding shall execute, file, publish and record all such certificates, notices, statements and other instruments and amendments thereto for the formation and operation of a limited liability company as Holding deems necessary.

1.06 Qualification in Other Jurisdictions. Holding shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in any jurisdiction in which the Company transacts business if such qualification, formation or registration is required or desirable.

SECTION 2

BUSINESS OF COMPANY

2.01 Purpose. The purpose of the Company shall be to: (a) acquire and own that certain properly commonly known as Block 576, Lot 1.03 (to be comprised of approximately 27.27 acres) (the “Property”) and to design, develop, construct, finance, own and operate on the Property the Facility, as such term is defined in the Holding Operating Agreement (as defined below); and (b) exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by a limited liability company under the Act; and (c) engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

2.02 Title of Property. All tangible and intangible, real and personal property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, Holding shall have no ownership interest in such property or right, and Holding’s interest in the Company shall be personal property for all purposes

2.03 Limited Liability. Except as expressly set forth in this Agreement or required by law, Holding shall not be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

SECTION 3

CAPITAL CONTRIBUTIONS

3.01 Capital Contributions. From time to time after the Effective Date, Holding (or its members) may contribute to the capital of the Company pursuant to the terms and conditions of that certain Second Amended and Restated Joint Venture Agreement dated August 31, 2000 by and between Boyd Atlantic City, Inc. (“Boyd Sub”) and MAC, CORP. (“MR Sub”), the sole members of Holding, as such agreement is modified by that certain Contribution and Adoption Agreement dated December     , 2000 by and among Boyd Sub, MR Sub and Holding (such agreements, collectively, the “Holding Operating Agreement”).

3.02 Additional Capital Contributions. Holding shall not be required to make any additional capital contributions to the Company.

3.03 No Interest. Holding shall not be entitled to receive any interest with respect to its contributions to Company capital, except as expressly authorized by this Agreement.

3.04 Return of Capital. Holding shall not have any right to withdraw or demand withdrawal of cash or property contributed to the capital of the Company, or to receive a distribution of cash or property from the Company, except as expressly, authorized by this Agreement.

3.05 Capital Account. A capital account shall be maintained for Holding in accordance with applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder.

3.06 Allocations. The profits and losses of me Company and all items of Company income, gain, loss, deduction or credit shall be allocated, for Company book purposes and for tax purposes, to Holding.

3.07 Allocations between Assignor and Assignee. In the event of a transfer of an economic interest during any fiscal year, the assigning person and assignee shall each be allocated the economic interest’s share of profits or losses based on the number of days each held the economic interest during that fiscal year.

SECTION 4

COMPANY INDEMNIFICATION, MANAGEMENT.

OFFICERS AND BANKING

4.01 Company Indemnification. To the fullest extent permitted by law and the Act, the Company shall indemnify Holding, Company employees and other agents for, and shall hold Holding, Company employees and other agents harmless from and against, any liability of Holding, Company employees and other agents to any person arising or incurred in connection with the good faith discharge of Holding’s, Company employees’ and other agents’ obligations under this Agreement.

4.02 Management; Officers. The management of the Company is vested in Holding. The Company may have a President, who shall be selected by Holding. Holding may provide for additional officers of the Company and may alter the powers, duties and compensation of the President and of all other officers.

4.03 Banking. All funds of The Company shall be deposited in one or more accounts with one or more recognized financial institutions.

SECTION 5

DISTRIBUTIONS

5.01 Distributions. From time to time, as determined in the sole discretion of Holding, Holding shall cause the Company to distribute to Holding such amount as shall be determined by Holding from time to time.

SECTION 6

ACCOUNTING AND TAX MATTERS

6.01 Fiscal Year. The fiscal year of the Company shall be same fiscal year as Holding.

6.02 Accounting Method. The books and records of the Company shall be maintained on the method of accounting chosen by Holding and otherwise in accordance with generally accepted accounting principles consistently applied;

6.03 Records, Audits and Reports. At the expense of the Company, Holding shall maintain records and accounts of all operations and expenditures of the Company. Holding shall cause to be prepared and distributed to Holding, as promptly as practicable, reports of the Company’s operations. All such reports provided by Holding shall be at the expense of the Company.

6.04 Tax Status. Holding recognizes that the Company will be recognized as a disregarded entity for federal and New Jersey income tax purposes. Holding shall be responsible for causing the Company’s accountants to prepare and make timely filings of all tax returns and statements which the Company’s accountants determine must be filed on behalf of the Company with any taxing authority or jurisdiction in which the Company does business.

6.05 Confirmation of Allocations. The Parties hereby acknowledge and agree that (1) nothing set forth in this Agreement is intended to amend, revise or alter (A) the allocation of Profits and Losses and the respective Capital Accounts (as such terms are defined in the Holding Operating Agreement) of the members of Holding; or (B) the special allocations set forth in Section 5.2 of the Holding Operating Agreement; and (2) the terms and conditions of the Holding Operating Agreement shall govern and prevail with respect to the allocations referenced in the provisions of Section 6.05(1) immediately above.

SECTION 7

DISSOLUTION

7.01 Events of Dissolution. The Company shall continue until dissolved upon the earliest to occur of the following events (each an “Event of Dissolution”): (a) the sale, exchange, or other disposition by the Company of all or substantially all of the Company’s assets; or (b) at the direction of Holding to terminate and dissolve the Company; or (c) the entry of a decree of judicial dissolution under the Act.

7.02 Liquidating Distributions. Upon an Event of Dissolution, a person designated by Holding shall take full account of the assets and liabilities of the Company as of the date of such Event of Dissolution and shall proceed with reasonable promptness to liquidate the Company’s assets and terminate its business in accordance with the Act.

7.03 Certificate of Cancellation. As soon as possible following the occurrence of an Event of Dissolution specified in Section 7.01, the appropriate representative of the Company shall execute a Certificate of Cancellation in such form as shall be prescribed by

The State Treasurer of New Jersey in accordance with the Act and file such Certificate of Cancellation with the Office of the State Treasurer of New Jersey to dissolve the Company.

7.04 Effect of Filing of Certificate of Cancellation. Upon the filing with the New Jersey State Treasurer of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been certified and issued by the State Treasurer of New Jersey or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

SECTION 8

MISCELLANEOUS

8.01 Severability. If any provision of this Agreement or the application of thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted bylaw.

8.02 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. None of the provisions of this Agreement is intended to be, nor shall the provisions be construed to be, for the benefit of any third party.

8.03 Further Actions. The Parties hereby agree to hereafter execute and deliver such further instruments and do such further acts and things as may be required or appropriate to carry out the intent and purpose of this Agreement and which are not inconsistent with the terms hereof.

8.04 Entire Agreement. Except as provided in the Holding Operating Agreement, this Agreement contains the entire agreement between the Parties with respect to the Company.

8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (other than its rules as to conflicts of law to the extent that such rules would result in the application of the laws of some other jurisdiction).

8.06 Amendment. This Agreement may be altered, amended or repealed only by a writing signed by Holding.

IN WITNESS WHEREOF, the Parties executed this Agreement effective as of the Effective Date.

MARINA DISTRICT DEVELOPMENT COMPANY, LLC

BY:	Marina District Development
Holding Co., LLC, Sole Member

BY:	Its Members

MAC, CORP., Member

	By:	/s/ Peter C. Walsh
Peter C. Walsh, Assistant Secretary

Boyd Atlantic City, Inc., Member

	By:	/s/ Ellis Landau
Ellis Landau
Vice President, Treasurer and Chief Financial Officer

MARINA DISTRICT DEVELOPMENT HOLDING CO., LLC

By:	Its Members:

MAC, CORP., Member

By:	/s/ Peter C. Walsh
Peter C. Walsh, Assistant Secretary

Boyd Atlantic City, Inc., Member

By:	/s/ Ellis Landau
Ellis Landau
Vice President, Treasurer and Chief Financial Officer